OPINION OF
                             DENNIS J. REEDER, ESQ.

                                011 692-625-3602

May 15, 1998

OMI Corporation
OMI Corp.
90 Park Avenue
New York, New York  10016

Re: OMI Corporation (the "Company")


Ladies & Gentlemen:

         I am licensed to practice law in the Republic of the Marshall Islands (the "RMI"), and am a member in good standing of the Bar of the RMI. I have acted as special counsel to the Company for the purpose of rendering an opinion regarding the laws of the RMI in connection with the Company's pro-rata distribution by OMI Corp., a Delaware, United States of America corporation, of all outstanding shares of common stock, par value US$0.50 per share, of the Company's shares (the "Shares"), to its stockholders of record as of a distribution record date (the "Distribution Record Date"), to be set by the Board of Directors of OMI Corp.

         In connection with this opinion I have examined those portions of the Registration Statement on Form S-1 that relate to the application and interpretation of RMI law. The Registration Statement was filed by the Company with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

         In addition, although I have searched the statutory laws of the RMI and have examined such certificates, records, authorizations and proceedings as I have deemed relevant, my knowledge of factual matters will be limited to those matters of which I have actual knowledge. The opinion hereinafter expressed is subject to the constitutionality and continued validity of all statutes and laws of the RMI relied upon by me in connection therewith. I express no opinion as to matters governed by, or the effect or applicability of any law of any jurisdiction other than the laws of the RMI of the date hereof, and it should be recognized that changes may occur after the date of this letter which may affect the opinion set forth herein. I assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to my attention

         Based upon the above, I am of the opinion that the issuance by the Company of the Shares has been duly authorized by the Company, and upon issuance and distribution thereof to the


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OMI Corporation
OMI Corp.
Page 2


stockholders of record of OMI Corp., on the Distribution Record Date, the Shares will be validly issued, fully prepaid and non-assessable.

         I hereby authorize the addressee of this opinion to file it as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of New OMI Common Stock" in the prospectus which is a part of the Registration Statement.


                                             Sincerely,

                                             /s/ DENNIS J. REEDER, ESQ.
                                             ---------------------------------
                                                 Dennis J. Reeder, Esq.